Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-220382, 333-168331, 333-206753, 333-212851 and 333-214077) of Teva Pharmaceutical Industries Limited of our report dated February 12, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 12, 2018 relating to the Financial Statement Schedule, which appears in this Form 10-K.

/s/ Kesselman & Kesselman
Tel-Aviv, Israel	Kesselman & Kesselman
February 12, 2018	Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited